                                                      Rule 424(b)(3)
                                                      Registration No. 333-58549

                             CLAIRE'S STORES, INC.

                     Supplement No. 1 dated August 13, 1998
                        to Prospectus dated July 20, 1998

     The Prospectus of Claire's Stores, Inc. (the "Company"), dated July 20, 1998, relating to the Company's common stock, $.05 par value per share (the "Common Stock"), is hereby supplemented as follows:

     1.     Selling Stockholders.

     On July 30, 1998, Crestwood Partners LLC ("Crestwood") sold 10,000 shares of the Common Stock, and on August 13, 1998, Crestwood transferred 5,335 shares and 11,364 shares of the Common Stock to Alexander Hutton, Inc. ("AHI") and Gerald R. Misegadis ("Misegadis", and together with Crestwood and AHI, collectively the "Selling Stockholders"), respectively.

     The following table sets forth, as of August 13, 1998, certain information with respect to the ownership of the Common Stock by the Selling Stockholders, and supersedes the table set forth on page 7 of the Prospectus.

                                  Shares Beneficially Owned        Shares to be Offered for the
  Name of Selling Stockholder       Prior to the Offering         Selling Stockholder's Account
-------------------------------   -------------------------       -----------------------------
Crestwood Partners LLC (1).....           2,043,587                          2,043,587
Alexander Hutton, Inc. (2).....               5,335                              5,335
Gerald R. Misegadis (3)........              11,364                             11,364

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(1)  The Selling Stockholder, a Washington limited liability company, is the former stockholder of Lux. The managers of the Selling Stockholder served as the officers and directors of Lux, prior to the Company's acquisition thereof. One such manager continues to serve as an officer of Lux while the other serves as a consultant to the Company.

(2) The Selling Stockholder served as Lux's financial advisor in connection with the Company's acquisition thereof.

(3) The Selling Stockholder served as an officer and/or was an affiliate of Lux prior to the Company's acquisition thereof. He continues to serve as an officer of Lux.